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                                                                    EXHIBIT 99.3

[SIPEX LOGO]

December 17, 2004

Douglas McBurnie
18346 You Bet Road
Grass Valley, CA  95945

Dear Doug:

As the Chairman of the Compensation Committee for the Board of Directors of Sipex Corporation (the "Company"), I am pleased to offer you a position with the Company as its Chief Executive Officer, effective as of December 6, 2004. This offer is made with the approval of the Board of Directors. Your total base compensation package will be $6,730.76/week ($350,000 annualized).

The Board confirmed on Friday, December 17, 2004, that you will be granted a stock option to purchase 100,000 shares of the Company's Common Stock at an exercise price equal to the closing sale price of the Company's Common Stock, as quoted on NASDAQ, on the date of the grant (the "Option"). Subject to the accelerated vesting provisions set forth herein, the Option will vest as to 1/3 of the shares subject to the Option thirty (30) days after the date of grant, and as to 1/3 of the shares subject to the Option each thirty (30) days thereafter, so that the option will be fully vested and exercisable ninety (90) days from the date of grant (such ninety day period being the "Vesting Period"), subject to your continued service to the Company on the relevant vesting dates during the Vesting Period. The Option shall have a ten (10) year term but shall remain exercisable, to the extent vested, for (i) twelve (12) months following your termination of employment with the Company other than voluntarily during the Vesting Period or for "Cause" (as defined herein), (ii) three (3) months following your voluntary termination of employment with the Company during the Vesting Period or (iii) thirty (30) days following your termination of employment with the Company for Cause. The Option will be subject to the terms, definitions and provisions of the Company's Amended and Restated 2002 Nonstatutory Stock Option Plan (the "2002 Option Plan") and the stock option agreement by and between you and the Company (collectively, the "Option Agreement"), which documents are incorporated herein by reference.

For the purposes of this letter, "Cause" is defined as (i) an act of material dishonesty made by you in connection with your responsibilities as an employee,
(ii) your conviction of, or plea of nolo contendere to, a felony, (iii) your gross misconduct, or (iv) your continued substantial violation of your employment duties after you have received a written demand for performance from the Company which specifically sets forth the factual basis for the Company's belief that you have not substantially performed your duties.

Employment at Sipex Corporation will provide you with the opportunity to participate in the employee fringe benefit program which includes your choice of one of two medical programs, a dental insurance program, term life insurance, disability income, a tax deferred investment program (401K), Employee Stock Purchase Plan and paid holiday and vacation plans. A Benefits Choices booklet is enclosed which summarizes your benefits. Complete details on the plans will be available when you sign up for benefits on your first day. If I can provide you with further information regarding the position or the benefits package, please feel free to contact me.

We are confident of the valuable contribution you will make toward the future success of Sipex Corporation and we look forward to having you join us. Please sign, date and return the original of the enclosed letter confirming your concurrence with the terms of our offer as outlined above, and indicating your firm start date. This offer is effective for three days from the date of this letter.

On your first day of work, please bring with you evidence of your U.S. citizenship or proof of your legal right to live and work in this country. We are required by federal law to examine documentation of your employment eligibility within three days after you begin work.

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                                                                  McBurnie Offer
                                                                  Page 2

This letter is not an employment agreement and does not constitute a guarantee or promise of employment. We agree that you shall, at all times, remain an at-will employee and that your employment may be terminated at any time, for any or no cause, by either the Company or you. This letter (a duplicate original is enclosed for your records) along with any agreements relating to proprietary rights between you and Sipex Corporation sets forth the terms of your employment with Sipex Corporation and supersedes any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by written agreement, signed by you and Sipex Corporation.

Sincerely,

/s/ Lionel H. Olmer
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Lionel H. Olmer
Chairman, Compensation Committee
Sipex Board of Directors

I understand and accept the terms of this employment offer.

/s/ Douglas McBurnie                                  12/06/2004
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 Douglas McBurnie                                     Effective Start Date